BENNY H. HUGHES Of counsel extension 1365 E-MAIL: BennyHughes@msn.com	Orgain, Bell & Tucker, L.L.P. attorneys at law p. o. box 1751 beaumont, texas 77704-1751 470 orleans building, fourth floor 77701 telephone (409) 838-6412 fax (409) 838-6959	other offices houston austin silsbee

Exhibit 5.02

December 22, 2003

Entergy Gulf States, Inc.

350 Pine Street

Beaumont, Texas 77701

Gentlemen:

With regard to the Registration Statement on Form S-4 of Entergy Gulf States, Inc. (hereinafter called the Company), which this opinion accompanies relating to the issuance and exchange of $765,000,000 aggregate principal amount of First Mortgage Bonds (hereinafter called the Exchange Bonds), to be issued pursuant to Supplemental Indentures to an Indenture of Mortgage dated September 1, 1926, as heretofore supplemented and modified (hereinafter called the Indenture), as Texas counsel for the Company we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and existing under the laws of the State of Texas and is a corporation in good standing in the State of Texas.

We are further of the opinion that when the steps mentioned in the next paragraph below shall have been taken, the Exchange Bonds will be valid, legal and binding obligations of the Company except as limited by bankruptcy, insolvency and other laws and equitable principles affecting enforcement of creditors' rights and will be entitled to the security in Texas purportedly afforded by the Indenture as supplemented and modified. We are familiar with the proceedings in connection with the organization of the Company and amendments to its articles of incorporation, and we have examined the documents setting forth the actions taken by the Board of Directors of the Company with regard to the authorization, issuance, and exchange of the Exchange Bonds.

The steps to be taken as indicated in the next paragraph herein above are:

  Appropriate action with regard to the issuance of the Exchange Bonds by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935.
  Confirmation that the authorizations of the proposed transaction previously granted by the Board of Directors of the Company have not been amended, modified, or rescinded and are in full force and effect on the date of the transaction.
  Compliance with the Securities Act of 1933, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective.
  Issuance and exchange of the Exchange Bonds in accordance with the corporate and governmental authorization aforesaid and in accordance with the terms and provisions of the Indenture as supplemented and modified.

We are further of the opinion that no consent of any governmental authority in Texas is necessary, except such consent as may be necessary under the Securities or Blue Sky laws of Texas, to the issuance and exchange by the Company of the Exchange Bonds.

We have reviewed the statements in the Registration Statement under the caption "Description of Exchange Bonds - Security," and such statements as to matters of law and legal conclusions governed by the laws of Texas only are made in said Registration Statement on our authority as experts. Insofar as such statements relate to matters of law and legal conclusions under Texas laws only, they are true and correct and fairly describe the matters covered thereby, and there are no omissions in such statements to state any material fact required to be stated therein or necessary to make the statements therein contained not misleading.

We hereby consent:

  To be named in the Registration Statement and in any amendments thereto as Texas counsel for the Company.
  To the making of the statements with reference to our firm made in the Registration Statement.
  To the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Orgain, Bell & Tucker, LLP

ORGAIN, BELL & TUCKER, L.L.P.